Exhibit 10.1

March 30, 2015

To: Issachar Ohana, EVP WW Sales

From: Gideon Wertheizer, CEO

Re: 2015 Incentive Plan

This document outlines your Incentive Plan for 2015. The rules and guidelines for the plan are contained herein.

1.	Compensation Package: Your compensation package is made up of a base salary and an Incentive Bonus (“IB”) target. The IB provides reward for successful performance and is based upon your performance to your assigned annual company revenue target (“CRT”), Corporate Quarterly Revenue Target (“CQRT”) and Strategic Accounts (“SA”) deals.

While the CRT is based upon annual revenue target, the IB payment period is quarterly. Payments are calculated on a quarterly basis, against your CRT, based on bookings that has been invoiced and recognized as revenue by the Company, and paid after the end of the respective quarter as soon as is practically possible.

a.	Company Revenue Target (“CRT”) $*

i.	Revenue-Based Incentive Target: $140,000

ii.	Commission Rate: *%

iii.	Commission Multiplier: The plan includes multipliers (the “Commission Multipliers”), as shown in the table below. The Commission Multiplier to be used in the quarterly commission calculation will be based on your percent of cumulative quota achievement

Percent of Cumulative Quota Achievement	Commission Multiplier to be Applied
From 0 to 100%	1.0
From 100%	1.5

b.	Corporate Quarterly Revenue Target (“CQRT”): An additional bonus of $5,000 will be paid for each of the following CQRTs if achieved.

i.	Q1 $*

ii.	Q2 $*

iii.	Q3 $*

iv.	Q4 $*

c.	Strategic Account (“SA”) Bonus: An additional bonus of $5,000 will be paid for each deal that exceeds $1 million (not including prepaid royalties) with the following companies: *.

d.	Payments are calculated on an annual basis, based on bookings that have been invoiced and recognized as revenue by the Company, and paid as is practically possible.

The total bonus payment due to SA deals will be capped at $20,000 as long as the annual revenue achieved is below the CRT. The cap for SA bonus will be removed once the annual revenue achieved exceeds the CRT.

2.	Effective date/terms: This plan is effective for January 1, 2015 through December 31, 2015, unless modified in writing by the CEO. This plan supersedes all prior commission plans. Management reserves the right to make any changes to the sales incentive plan at any time.

3.	Plan Eligibility: This plan applies to full time sales personnel. If you resign, terminate, or cease to be an employee of the Company, you will be entitled to IB on any revenue amount invoiced up to the date of termination.

I have read and understand the 2015 Incentive Plan. I have received a copy of the plan for my record. I accept the terms and conditions of the plan as outlined above and agree that my compensation will be determined according to these terms and conditions.

/s/ Issachar Ohana	03/31/15
Issachar Ohana, EVP Worldwide Sales	Date

/s/ Gideon Wertheizer	03/30/15
Gideon Wertheizer, CEO	Date

CC:	Finance

HR, Employee File